Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS SECOND QUARTER 2023 RESULTS

Company Declares a $0.20 Per Share Special Dividend

EAST HANOVER, NJ – ( ) – August 8, 2023 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2023.

Financial Highlights for Three Months Ended June 30, 2023 As Compared to Three Months Ended June 30, 2022:

●	Total revenue was $13,257,271, compared with $10,638,073, an increase of 24.6%.

●	Software revenues were $3,298,020, compared with $2,782,081, an increase of 18.5%.

●	Service revenues totaled $9,959,251, compared with $7,855,992, an increase of 26.8%.

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Earnings before taxes, interest, depreciation, and amortization (“EBITDA”), plus share-based compensation, were $703,754, compared with earnings before taxes, interest, depreciation and amortization, plus share-based compensation, of $249,646, an increase of $454,108.

●	Net income was $343,361, or $0.07 income per basic and diluted share, compared to net loss of $87,766, or $0.03 per basic and diluted share.

Financial Highlights for the Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022:

●	Total revenues rose 21.8% to $26,385,009 from $21,661,917.

●	Software revenues were $6,620,349, compared with $5,393,043, an increase of 22.8%.

●	Service revenues totaled $19,764,660, compared with $16,268,874, an increase of 21.5%.

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Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation were $1,369,290, compared with earnings before taxes, interest, depreciation and amortization, plus share-based compensation, of $564,757, an increase of $804,533.

●	Net income was $620,852, or $0.12 income per basic and diluted share, compared to net loss of $128,422, or $0.03 loss per basic and diluted share.

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As of June 30, 2023, the Company had $7,129,782 in cash and cash equivalents; $2,227,541 in accounts receivable; long term debt of $756,909 (excluding the impact of operating lease liabilities), and total stockholders’ equity of $10,214,813.

For more details on SilverSun's second quarter and six months results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “We remain on pace for a record year in 2023. This second quarter was the best revenue quarter in the Company’s history, which bested the previous record we established earlier this year in the first quarter. We are receiving positive contributions across the board from every department within the organization. For example, we were able to continue to execute on our plan to increase our market share of our software products, as evidenced by our 18.5% increase in software revenues this quarter, and a 22.8% increase during the first half of the year. We anticipate continued growth as our sales pipeline remains very strong.”

“We had previously been challenged in recruiting personnel to accommodate our growth. We have started to see a shift in the labor market, and we have been successful in recruiting very experienced consultants to add to our team. Our junior consultants, who were hired in 2022 as part of our in-house training initiative, have now been trained and are adding to our capacity and financial results. As a result of this and other initiatives, service revenue is up 26.8% this quarter, and up 21.5% during the first half of the year. We expect to remain aggressive in recruiting, as we see no slowdown in demand for our services.”

“Our general and administrative expenses, as a percentage of revenue, decreased from 19.5% in Q2 2022 to 18.0% in Q2 2023. Similarly, general and administrative expenses decreased in the first half of the year from 21.8% in 2022 to 18.0% in 2023. This is despite the high inflation rate increasing our costs of doing business. Furthermore, we continue to invest in our sales and marketing efforts, with great success. We should be able to continue to improve our operating margins in the upcoming quarters as we aggressively scale our business.”

Meller continued, "As a result of this strong financial performance, the Company has declared a special cash dividend of $0.20 per share. The record date for the dividend will be August 18, 2023, and the distribution date will be August 25, 2023. As we continue to successfully execute on our business plan, we believe this special cash dividend is an appropriate way to reward our shareholders for their support.”

Meller then stated, "We announced the signing of a merger agreement with Rhodium Enterprises back in September 2022. Rhodium is an industrial-scale bitcoin mining company. The parties continue to push forward with the transaction, but we still await regulatory approval to move forward with the transaction."

Meller concluded, “We believe our investments have made the Company well positioned for continued growth and success as we continue to scale our business. We look forward to continuing to deliver positive results in the coming quarters.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com